Exhibit 99.1

NEWS RELEASE

Contacts:	Steven J. Janusek Executive Vice President & CFO sjanusek@reddyice.com 800-683-4423

REDDY ICE’S CONTINUED LISTING PLAN

ACCEPTED BY NEW YORK STOCK EXCHANGE

NOVEMBER 21, 2011 - DALLAS, TEXAS — Reddy Ice Holdings, Inc. (NYSE:FRZ) (“Reddy Ice” or the “Company”) today announced receipt of notice that the New York Stock Exchange (“NYSE”) accepted the Company’s plan for continued listing.

As a result, the Company’s stock will continue to be listed on the NYSE, subject to quarterly reviews by the NYSE’s Listing and Compliance Committee to ensure the Company’s progress toward its plan to restore compliance with continued listing standards.  On September 27, 2011, the Company announced that it was below continued listing criteria because its average global market capitalization over a consecutive 30 trading-day period and total stockholders’ equity were each less than $50 million.

Despite the NYSE’s acceptance of the Company’s plan for continued listing, the Company remains at risk of non-compliance with other applicable NYSE continued listing requirements, including the NYSE’s $1.00 average share price requirement.  If the Company fails to comply with the average share price requirement, the Company will be required to achieve a $1.00 share price and a $1.00 average share price over a 30 day period within six months of the notification letter from the NYSE.

In addition, the Company is required to comply with the NYSE’s minimum global market capitalization standard, which requires the Company to maintain an average global market capitalization of at least $15 million over a consecutive 30 trading-day period. Failure to maintain compliance with this requirement would result in the NYSE promptly initiating suspension and delisting procedures.

About the Company

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States.  With approximately 1,500 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to a variety of customers in 34 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions.  Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.